Exhibit 99.2

May 17, 2007

Board of Directors

Investors Financial Services Corp.

200 Clarendon Street

Boston, MA 02116

Re:	Amendment No. 2 to the Registration Statement on Form S-4 of State Street Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter, dated February 4, 2007, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Investors Financial Services Corp. (the “Company”) of the exchange ratio of 0.906 shares of common stock, par value $1.00 per share, of State Street Corporation (“State Street”) to be received for each Share, pursuant to the Agreement and Plan of Merger, dated as of February 4, 2007, by and between State Street and the Company.

The foregoing opinion letter is provided for the information and assistance of the members of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the references to our opinion under the captions “Summary—Opinion of Investors Financial’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Investors Financial’s Reasons for the Merger; Recommendation of the Investors Financial Board of Directors” and “The Merger—Opinion of Investors Financial’s Financial Advisor,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)